UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2011

COVIDIEN PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

(Address of Principal Executive Offices, including Zip Code)

+353 1 438-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

Amended and Restated Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives

Effective October 1, 2011, the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) approved and adopted the amended and restated Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives (the “Change in Control Plan”) under which the Company’s executive officers are entitled to benefits.

The amendments to the Change in Control Plan:

•

eliminate, for all covered executive officers other than the Chief Executive Officer, the right to receive payment of a tax gross-up amount as a result of the application of IRS Code Section 280G to certain payments made under the Change in Control Plan; and

•

add, for all covered executive officers other than the Chief Executive Officer, a “best-net” provision which provides that, if IRS Code Section 280G applies to payments made under the Change in Control Plan and such payments trigger an excise tax, then these payments will be reduced to an amount which is one dollar less than the amount which triggers the excise tax, if such reduction would result in a greater net amount paid to the officer.

The description above is a summary of the amendments to the Change in Control Plan and is qualified in its entirety by the complete text of the Change in Control Plan, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Change in Control Severance Plan for Certain U.S. Officers and Executives

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY

By:	/s/ John W. Kapples
John W. Kapples
Vice President and Corporate Secretary

Date: October 6, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Name

10.1	Amended and Restated Change in Control Severance Plan for Certain U.S. Officers and Executives